UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 8, 2015

Spirit Realty Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland	0001-36004	20-1676382
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260
(Address of principal executive offices) (Zip Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS.

On April 8, 2015, Spirit Realty Capital, Inc. (“we,” “our” or “us”) announced the following:
Acquisitions
From January 1, 2015 through March 31, 2015, we acquired 53 properties for a gross acquisition cost of approximately $265.3 million in 32 real estate transactions with an initial cash yield of approximately 7.68% and a weighted average remaining lease term of approximately 17.2 years (based on base rent payable under the lease). We calculate initial cash yield from our acquired properties by dividing the annualized first month of base rent payable under the lease (excluding any future rent escalations provided for in the lease) by the gross acquisition cost of the properties. Gross acquisition cost for an acquired property includes the contracted purchase price and any related capitalized costs. Because it excludes any future rent increases or additional rent that may be contractually provided for in the lease, as well as any other income or fees that may be earned from lease modifications or asset dispositions, initial cash yield does not represent the annualized investment rate of return of our acquired properties. Additionally, actual base rent earned from the properties acquired may differ from the annualized base rent used in calculating the initial cash yield based on other factors, including difficulties collecting anticipated rental revenues and unanticipated expenses at these properties that we cannot pass on to tenants, as well as the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2014.

New Credit Facility
On March 31, 2015, our operating partnership, Spirit Realty, L.P., entered into a new credit agreement, or the credit agreement, with Wells Fargo Bank, N.A., as administrative agent, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as joint lead arrangers, and Deutsche Bank AG New York Branch, as syndication agent, and the lenders parties thereto. The credit agreement provides us with a $600.0 million revolving credit facility through our operating partnership, which matures on March 31, 2019 (with a maturity extension option to March 31, 2020, subject to certain requirements), initially bears interest at LIBOR plus 170 basis points and replaces our operating partnership’s previous $400.0 million revolving credit facility. The credit agreement includes an accordion feature to increase the size of our operating partnership’s revolving credit facility to up to $1.0 billion, subject to satisfying certain requirements and obtaining lender commitments.
ATM Activity
From January 1, 2015 through March 31, 2015, we sold a total of 6,610,100 shares of our common stock having an aggregate gross sales price of approximately $79.8 million under our at-the-market equity distribution program.

Forward-Looking and Cautionary Statements
This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, our continued ability to source new investments, risks associated with using debt to fund our business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with acquired properties or interests in real estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in our most recent filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014. We expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Michael A. Bender
Michael A. Bender Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial and Accounting Officer)

Date: April 8, 2015